UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/20/2006

Wells Real Estate Investment Trust II, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51262

MD	20-0068852
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of principal executive offices, including zip code)

770-449-7800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 8.01.    Other Events

On July 20, 2006, Wells Real Estate Investment Trust II, Inc. (the "Registrant") purchased a five-story office building containing approximately 354,000 rentable square feet (the "263 Shuman Boulevard Building") for approximately $55.3 million, exclusive of closing costs. The acquisition was funded with net proceeds raised from the Registrant's ongoing public offering and with proceeds from the Registrant's $400.0 million line of credit with Wachovia Bank, N.A. The 263 Shuman Boulevard Building is located on an approximate 15.2-acre parcel of land at 263 Shuman Boulevard in Naperville, Illinois. The 263 Shuman Boulevard Building was purchased from 263 Shuman, LLC, which is not affiliated with the Registrant or Wells Capital, Inc.

The 263 Shuman Boulevard Building, which was completed in 1986, is entirely leased to OfficeMax Incorporated. OfficeMax, which is traded on the New York Stock Exchange, is a provider of business-to-business and retail office products distribution. OfficeMax provides office supplies and paper, print and document services, technology products and solutions, and furniture to large, medium and small businesses and consumers. OfficeMax reported a net worth, as of April 1, 2006, of approximately $1.7 billion.

The current annual base rent payable under the OfficeMax lease, which commenced in June 2006 and expires in May 2017, is approximately $4.5 million; however, provided that OfficeMax is not in default under its lease, OfficeMax is entitled to a full abatement of its base rent and its proportionate share of taxes and a partial abatement of its proportionate share of operating expenses that would otherwise be due for the first lease year ("Rental Concession"). OfficeMax has the right, at its option, to extend the initial term of its lease for two additional five-year periods. OfficeMax has a one-time option to terminate its lease effective May 29, 2014 for a termination fee equal to the sum of unamortized leasing costs and Rental Concession, plus six months of base rent and operating expenses.

The Registrant does not intend to make significant renovations or improvements to the 263 Shuman Boulevard Building in the near term. Management of the Registrant believes that the 263 Shuman Boulevard Building is adequately insured.

Since the 263 Shuman Boulevard Building is leased to a single tenant on a long-term basis under a net lease that transfer substantially all of the operating costs to the tenant, management believes that the financial condition and results of operations of the tenant, OfficeMax, is more relevant to investors than financial statements of the property acquired. Such summarized financial information for OfficeMax is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

(c)    Exhibits

       Exhibit No.    Description

       99.1          Summarized Tenant Financial Information

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wells Real Estate Investment Trust II, Inc.

Date: July 25, 2006	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President

Exhibit Index

Exhibit No.	Description
EX-99.1	Summarized Tenant Financial Information